EXHIBIT 10-a-16



                               FIRST AMENDMENT

                          Ace Hardware Corporation
                      Directors' Deferral Option Plan


Pursuant to Section 7.1 of the Ace Hardware Corporation Directors' Deferral Option Plan (the "Plan"), effective December 5, 1995, the Company hereby amends and restates Section 3.2 of the Plan to read as follows:

3.2 Minimum and Maximum Deferral and Length of Participation. A Participant in the Plan may elect to defer 5% to 100% of his/her Compensation in 5% increments. A Participant may elect to defer a different percentage of Compensation for each Deferral Year.
     A Participant shall make an annual election for the upcoming Deferral Year by December 15th of the year preceding the Deferral Year for which the election is being made.

Section 3.2 is the only Section affected by this Amendment.



Ace Hardware Corporation



By:   David F. Hodnik

Its:  President and Chief Executive Officer